Exhibit 10.36

Amendment to the Wyeth Management Incentive Plan

The Wyeth Management Incentive Plan, as amended through June, 2006, is further amended and clarified, effective as of January 1, 2005, with amendments through December 5, 2007.

1. Paragraph VI(3)(b) regarding the lump sum payment to participants with 4,000 shares or less credited to their Contingent Award Account will cease to be in effect for Separations from Service on or after January 1, 2007 and is amended by adding the following sentence at the end thereof:

“Effective for Separations from Service on or after January 1, 2007, this paragraph VI(3)(b) shall cease to be in effect and shall be superseded by paragraph XII(2)(c).”

2. Paragraph XII is amended in its entirety as follows:

XII. Section 409A Amendments

Notwithstanding anything in the Plan to the contrary, effective as of January 1, 2005 (unless otherwise provided herein), the Plan is amended as set forth in this paragraph XII in order to avoid adverse or unintended tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations thereunder (“Section 409A”) to any Participant. The provisions of this paragraph XII shall apply to the entire portion of a Participant’s award under the Plan, notwithstanding any contrary provision of the Plan, and shall accordingly supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between this paragraph XII and such other provisions. References to paragraphs are references to paragraphs in the Plan, unless otherwise provided. Capitalized terms not otherwise defined in paragraph II or in the text of the Plan shall have the meanings set forth in paragraph XII(7).

(1)	Payments to Participants Separating from Service in 2004 or 2005

(a)	A 4000 Share Participant who incurred a Separation from Service in 2004 or 2005 was permitted to elect, by no later than December 31 of the calendar year in which the Separation from Service occurred, the Payment Date for his Contingent Award Account. A 4000 Share Participant who incurred a Separation from Service in 2005 was not permitted to elect a Payment Date that was earlier than February 1, 2007. For purposes of this paragraph XII(1), the determination of whether a Participant was a 4000 Share Participant was made as of December 31 of the year in which such Participant incurred a Separation from Service.

(b)	Notwithstanding anything in paragraph XII(1)(a) to the contrary, if a Participant does not comply through the Payment Date with the conditions set forth in paragraph VI(4)(d), such Participant’s Contingent Award Account shall be forfeited.

(2)	Payment to Participants Separating from Service in 2006 or Later

(a)	A 4000 Share Participant as of December 31, 2006 who incurred a Separation from Service on or after January 1, 2006, was permitted to elect, by no later than December 31, 2006, the form of payment of his Contingent Award Account (five or ten annual installments) and a Payment Date. This Payment Date could be no earlier than the first day of February of the calendar year following the calendar year in which the Separation from Service occurs; provided, however, that a Participant who incurred a Separation from Service in 2006 and did not make an election pursuant to this paragraph XII(2)(a) by January 31, 2006 was not permitted to elect a Payment Date that was earlier than February 1, 2008.

(b)	Effective as of January 1, 2006, the Contingent Award Account of a 4000 Share Participant described in paragraph XII(2)(a) who satisfied the requirements described in paragraph VI(4), but who did not make an election in accordance with paragraph XII(2)(a), shall be issued to such Participant in five annual installments, commencing on the first day of February (i) in 2008, if the Separation from Service is in 2006, and (ii) in the calendar year following the end of the calendar year in which the Participant’s Separation from Service occurs, if the Separation from Service occurs on or after January 1, 2007. Each annual installment shall consist of a substantially equal number of shares of Common Stock, based on a Participant’s Contingent Award Account as of December 31 of the year in which such Participant incurs a Separation from Service; provided, however, that, pursuant to paragraph VI(3)(a), the number of shares in each installment shall increase on account of additional shares purchased with dividends earned after December 31 of the year in which such Separation from Service occurs. Any such additional shares shall be issued in equal amounts based on the number of installments remaining to be paid to such Participant and at the time such installments are issued.

(c)	A Participant who was not a 4,000 Share Participant as of December 31, 2006 and who incurs a Separation from Service on or after January 1, 2007 shall receive his Contingent Award Account in a lump sum on the first day of February in the calendar year following the end of the calendar year in which the Participant’s Separation from Service occurs.

(d)	Notwithstanding anything in paragraph XII(2)(a)-(c) to the contrary, if a Participant does not comply through the Payment Date with the conditions set forth in paragraph VI(4)(d), such Participant’s Contingent Award Account shall be forfeited.

(3)	Distribution in the Event of Financial Hardship

(a)	A Participant may submit a written request for an accelerated issuance of all or a portion of the shares of Common Stock credited to his Contingent

Award Account shares in the event the Participant experiences an Unforeseeable Financial Emergency. The Committee, or such person or persons to whom the Committee delegates responsibility, shall evaluate any such request as soon as practicable in accordance with Section 409A. If the Committee or its delegate determines in its sole discretion that the Participant is experiencing an Unforeseeable Financial Emergency, the Committee or its delegate shall direct the Company to issue to the Participant, as soon as practicable following such determination, such number of shares of Common Stock credited to the Participant’s Contingent Award Account; provided that the value of such shares of Common Stock does not exceed the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency and any federal, state, local or foreign income taxes or penalties reasonably anticipated as a result of such issuance of shares. A distribution on account of an Unforeseeable Financial Emergency shall not be made to the extent such Unforeseeable Financial Emergency is, or may be, relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets to the extent the liquidation of such assets would not itself cause severe financial hardship and without consideration of amounts available to the Participant from a qualified plan or other non-qualified plan in which the Participant participates.

(b)	For purposes of this paragraph XII(3), the value of the shares of Common Stock shall be calculated based on the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt. The Participant must provide adequate documentation to the Committee in order to be eligible for the issuance of shares to confirm the amount needed to satisfy the costs related to the Unforeseeable Financial Emergency and the federal, state and local taxes payable on the release of such shares.

(c)	Following a distribution on account of an Unforeseeable Financial Emergency pursuant to paragraph XII(3), the number of shares issued to the Participant due to the Unforeseeable Financial Emergency pursuant to this paragraph XII(3) shall be deducted from the remaining installments (if any) to be issued to the Participant pursuant to paragraph XII(2)(a) or (b), starting with the last in time of such installments scheduled to be issued or from the lump sum to be issued to the Participant pursuant to paragraph XII(2)(c).

(4)	General Rules

Notwithstanding anything in this paragraph XII to the contrary:

(a)	Installment payments (subsequent to the first installment payment to a Participant) shall be issued on the anniversary of the Participant’s Payment Date in each of the four or nine (as the case may be) subsequent calendar years.

(b)

All unissued shares of Common Stock in the Contingent Award Account of a Participant who incurs a Separation from Service prior to his 80th birthday shall be issued as of the first day of the month following the Participant’s 80th birthday.

(c)	All Participant elections and Plan amendments made through December 31, 2006 regarding distribution of the Contingent Award Account shall be pursuant to the Applicable Transition Relief.

(d)	To the extent that any Participant receives in 2005 a distribution of all, or any portion of, his Contingent Award Account, such distribution shall be deemed a termination of such Participant’s participation in the Plan with respect to all or such portion of the Participant’s Contingent Award Account, in accordance with the Applicable Transition Relief.

(e)	Notwithstanding any provision in this paragraph XII to the contrary, to the extent that the shares of Common Stock, if any, issuable to a Participant under the Plan (i) are to be issued in connection with the Participant’s Separation from Service (for any reason other than death) during the period beginning on his Separation from Service and ending on the six-month anniversary of such date and (ii) at the time of such Separation from Service, the Participant is a Specified Employee, then such issuance shall be delayed until the first day of the month following the six-month anniversary of the Participant’s Separation from Service. All subsequent installments (if any) issuable to such Participant shall be issued in accordance with paragraphs XII(1) or (2) and (4), without regard to the six-month delay required by this paragraph XII(4)(c).

(f)	In the event of the Participant’s Separation from Service due to his death, any unpaid installments of his Contingent Cash Awards shall be paid and any unissued shares of stock from his or her Contingent Award Account shall be issued, notwithstanding any election by the Participant pursuant to paragraph XII(1) or (2), in a lump sum as of the first day of the month following the date of the Participant’s death; provided that the Participant had complied with the conditions set forth in paragraph VI(4)(d). If a Participant (A) is not employed by the Company at the time of his or her death and (B) up to the date of his or her death had not complied with the conditions set forth in paragraph VI(4)(d), such Participant’s Contingent Award Account shall be forfeited to the extent not previously paid to the Participant. Subject to compliance with the conditions set forth in paragraph VI(4)(d), if a Participant dies on or after the date of the Participant’s Separation from Service, the unpaid portion of his or her Contingent Award Account shall be issued to the Participant’s legal representative or legatee or such other person designated by an appropriate court as the person entitled to receive the same, as applicable, on the first day of the month following the date of the Participant’s death.

(g)	With respect to a Participant’s Contingent Award Account, the Retirement Committee of Wyeth shall have the discretionary authority to amend, modify, cancel or rescind the Plan, without the Participant’s consent solely to the extent necessary to avoid the imposition on any person of taxes, interest or penalties under Section 409A (“Section 409A Compliance”); provided that any such action may be effected in a manner that will result in Section 409A Compliance. The Retirement Committee shall not have the discretionary authority to accelerate or delay issuance of the shares of Common Stock credited to a Participant’s Contingent Award Account, except to the extent that any such acceleration or delay may be effected in a manner that will result in Section 409A Compliance. Any determinations made by the Retirement Committee pursuant to this paragraph XII(4)(g) shall be final, conclusive and binding on all persons.

(5)	Plan Termination

The termination of the Plan shall not result in any acceleration of the issuance of any Common Stock in a Participant’s Contingent Award Account, unless the Board of Directors determines, in its discretion, to accelerate payment and any such acceleration may be effected in a manner that will result in Section 409A Compliance.

(6)	Definitions

The following terms used in paragraph XII shall have the meanings set forth below:

“4000 Share Participant” means a Participant who, as of the determination date, had a Contingent Award Account credited with more than 4,000 shares of Company Common Stock (appropriately adjusted for stock splits or other corporate restructurings).

“Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A: (i) I.R.S. Notice 2005-1, I.R.B. 274 (published as modified on January 6, 2005), (ii) Section XI.C. of the preamble to the proposed Treasury Regulations under Section 409A (70 F.R. 57930; October 4, 2005), (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43 and (iv) I.R.S. Notice 2007-86, I.R.B. 2007-46.

“Payment Date” means the specified date as of which the shares credited to a Participant’s Contingent Award Account shall be issued or commence to be issued pursuant to paragraph VI(3)(b).

“Separation from Service” means a separation from service with the Company and its Affiliates for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h) or the successor regulation thereto. Notwithstanding the foregoing, if a Participant would incur otherwise a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the 409A Account to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto. For this purpose, Affiliate means any corporation which is included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Section 414(c) of the Code), determined in accordance with the default provisions set forth in the applicable provisions of Section 409A.

“Specified Employee” means (a) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12 month period ending on December 31st of a calendar year and (b) to the extent not otherwise included in (a) hereof, each of the top-100 paid individuals (based on taxable wages as reported in Box 1 of Form W-2 for the 12 month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12 month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company at any time during the 12 month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12 month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (a) or (b) of this definition is made.

“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or any of the Participant’s dependents (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code), (b) a loss of the Participant’s property by reason of casualty (including the need to rebuild the Participant’s home following damage to the Participant’s home not otherwise covered by insurance) or (c) such other extraordinary and unforeseeable financial circumstances, arising as a result of events beyond the control of the Participant. The definition of Unforeseeable Financial Emergency and the procedures related to payments in connection therewith shall comply with the applicable provisions of Section 409A as reasonably construed by the Committee.”

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Except as set forth herein, the Plan remains in full force and effect.

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